DALMORE

Broker-Dealer Agreement

This agreement (together with exhibits and schedules, the "Agreement") is entered into by and between Cityfunds I, LLC ("Client"), a Delaware Corporation, and Dalmore Group, LLC., a New York Limited Liability Company ("Dalmore"). Client and Dalmore agree to be bound by the terms of this Agreement, effective as of January 14, 2022 (the "Effective Date"):

WHEREAS, Dalmore is a registered broker-dealer providing services in the equity and debt securities market, including offerings conducted via exemptions from registration with the Securities Exchange Commission ("SEC");

WHEREAS, Client is offering securities directly to the public in an offering exempt from registration under Regulation A (the "Offering"); and

WHEREAS, Client recognizes the benefit of having Dalmore as a broker dealer of record and service provider for investors who participate in the Offering (collectively, the "Investors").

NOW, THEREFORE, in consideration of the mutual promises and covenants contained hereinand for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Appointment, Term, and Termination.

a. **Services**. Client hereby engages Dalmore to perform the services listed on Exhibit A attached hereto and made apart hereof, in connection with the Offering (the "Services"). Unless otherwise agreed to in writing by the parties, the services to be performed by Dalmore are limited to those Services.

b. **Term**. The Agreement will commence on the Effective Date and will remain in effect fora period of twelve (12) months and will renew automatically for successive renewal terms of twelve (12) months each unless any party provides notice to the other party of non-renewal at leastsixty (60) days prior to the expiration of the current term. If Client defaults in performing the obligations under this Agreement, the Agreement may be terminated (i) upon thirty (30) days written notice if Client fails to perform or observe any material term, covenant or condition to be performed or observed by it under this Agreement and such failure continues to be unremedied, (ii) upon written notice, if any material representation or warranty made by Client proves to be incorrect at any time in any material respect, or (iii) upon thirty (30) days' written notice if Client or Dalmore commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappealable order for relief, under any bankruptcy, insolvency or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors.

DALMORE

2. **Compensation.** As compensation for the Services, Client shall pay to Dalmore the following fees:

a. a fee equal to one percent (1%) on the aggregate amount raised by the Client (the "Offering Fee"). The Offering Fee shall only be payable after the Financial Industry Regulatory Authority ("FINRA") department of Corporate Finance issues a no objection letter (the "No Objection Letter") for the Offering. Client authorizes Dalmore to deduct the Offering Fee directly from the Client's third-party escrow or payment account.

b. a one-time expense fee of five thousand ($5,000) for out-of-pocket expenses incurred by Dalmore (the "Expense Fee"). The Expense Fee is due and payable upon execution of this Agreement. The Expense Fee shall cover expenses anticipated to be incurred by the firm such as FINRA filings and any other expenses incurred by Dalmore in connection with the Offering. Notwithstanding the foregoing, Dalmore will refund to the Client any portion of the Expense Fee that remains unused.

c. A one-time consulting fee of twenty thousand ($20,000) (the "Consulting Fee"), due and payable within five (5) days of receipt of the No Objection Letter. In the event the Consulting Fee is not paid within the timeframe specified in this Section 2(c), interest shall accrue at a rate of ten percent (10%), and the unpaid shall be referred to collections. In the event the Consulting Fee is not paid by the first closing, Client authorizes Dalmore to deduct the Consulting Fee directly from the Client's third-party escrow or payment account upon the first closing.

3. **Regulatory Compliance**

a. Client and all its third-party providers shall at all times (i) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including all fees associated with FINRA filings), in each case that are necessary or appropriate to perform their respective obligations under this Agreement.

FINRA Corporate Filing Fee for this $75,000,000, best efforts offering will be $11,750 and will be a pass- through fee payable to Dalmore, from the Client, who will then forward it to FINRA as payment for the filing. Since this Offering involves ongoing filings, Dalmore will invoice the Client for the FINRA fee due and the $1,000 1-APOS filing fee prior to each filing. This fee is due and payable prior to any submission by Dalmore to FINRA.

b. Client and Dalmore will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to

the terms of this Agreement.

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c. Client and Dalmore agree to promptly notify the other concerning any material communications from or with any Governmental Authority or Self Regulatory Organization with respect to this Agreement or the performance of its obligations unless such notification is expressly prohibited by the applicable Governmental Authority.

4. **Role of Dalmore.** Client acknowledges and agrees that Dalmore's sole responsibilities in connection with an Offering are set forth on Exhibit A, and that Dalmore is strictly acting in an administrative and compliance capacity as the broker dealer of record, and is not being engaged by the Client to act as an underwriter or placement agent in connection with the Offering. Dalmore will use commercially reasonable efforts to perform the Services. Dalmore (i) makes no representations with respect to the quality of any investment opportunity; (ii) does not guarantee the performance of any Investor; (iii) is not soliciting or approaching investors in connection with the Offering, (iv) is not an investment adviser, does not provide investment advice and does not recommend securities transactions, (v) in performing the Services is not making any recommendationas to the appropriateness, suitability, legality, validity or profitability of the Offering, and (vi) does not take any responsibility for any documentation created and used in connection with the Offering.

5. **Indemnification.** Client shall indemnify and hold Dalmore, its affiliates and their representatives and agents harmless from, any and all actual or direct losses, liabilities, judgments, arbitration awards, settlements, damages and costs (collectively, "Losses"), resulting from or arising out of any third party suits, actions, claims, demands or similar proceedings (collectively, "Proceedings") to the extent they are based upon (i) a breach of this Agreement by Client, (ii) the wrongful acts or omissions of Client, or (iii) the Offering.

6. **Confidentiality.** For purposes of this Agreement, the term "Confidential Information" means all confidential and proprietary information of a party, including but not limited to (i) financial information, (ii) business and marketing plans, (iii) the names of employees and owners, (iv) the names and other personally-identifiable information of users of the third-party provided online fundraising platform, (v) security codes, and (vi) all documentation provided by Client or Investor, but shall not include (i) information already known or independently developed by the recipient without the use of any confidential and proprietary information, or (ii) information known to the public through no wrongful act of the recipient. During the term of this Agreement and at all times thereafter, neither party shall disclose Confidential Information of the other party or use such Confidential Information for any purpose without the prior written consent of such other party. Without limiting the preceding sentence, each party shall use at least the same degree of care in safeguarding the other party's Confidential Information as it uses to safeguard its own Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information (i) if required to do by order of a court of competent jurisdiction, provided that such party shall notify the other party in writing promptly upon receipt of knowledge of such order so that such other party may attempt to preventsuch disclosure or seek a protective order; or (ii) to

any applicable governmental authority as required by applicable law. Nothing contained herein shall be construed to prohibit the SEC, FINRA, or other government official or entities from

obtaining, reviewing, and auditing any information, records, or data. Client acknowledges that regulatory record-keeping requirements, as well as securities industry best practices, require Dalmore to maintain copies of practically all data, including communications and materials, regardless of any termination of this Agreement.

7. **Notices**. Any notices required by this Agreement shall be in writing and shall be addressed, and delivered or mailed postage prepaid, or faxed or emailed to the other parties hereto at such addresses as such other parties may designate from time to time for the receipt of such notices. Until further notice, the address of each party to this Agreement for this purpose shall be the following:

If to the Client:

Cityfunds I, LLC
2512 Boll Street
Dallas, TX 75204
Attn: John Green, Managing Member
Tel: 972-445-7320
Email: john@nada.com

If to Dalmore:

Dalmore Group, LLC
525 Green Place
Woodmere, NY 11598
Attn: Etan Butler, Chairman
Tel: 917-319-3000
Email: etan@dalmorefg.com

8. **Miscellaneous.**

a. ANY DISPUTE OR CONTROVERSY BETWEEN THE CLIENT AND PROVIDER RELATING TO OR ARISING OUT OF THIS AGREEMENT WILL BE SETTLED BY ARBITRATION BEFORE AND UNDER THE RULES OF THE ARBITRATION COMMITIEE OF FINRA.

b. This Agreement is non-exclusive and shall not be construed to prevent either partyfrom engaging in any other business activities.

c. This Agreement will be binding upon all successors, assigns or transferees of Client. No assignment of this Agreement by either party will be valid unless the other party consents to such an assignment in writing. Either party may freely assign this Agreement to any person or entity that acquires all or substantially all of its business or assets. Any assignment by the either party to any subsidiary that it may create or to a company affiliated with or controlled directly or indirectly by it will be deemed valid and enforceable in the absence of any consent fromthe other party.

d. Neither party will, without prior written approval of the other party, reference such other party in any advertisement, website, newspaper, publication, periodical or any other communication, and shall keep the contents of this Agreement confidential in accordance with the provisions set forth herein.

e. THE CONSTRUCTION AND EFFECT OF EVERY PROVISION OF THISAGREEMENT, THE RIGHTS OF THE PARTIES UNDER THIS

AGREEMENT AND ANY QUESTIONS ARISING OUT OF THE AGREEMENT, WILL BE SUBJECT TO THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES TO THE EXTENT SUCH APPLICATION WOULD CAUSE THE LAWS OF A DIFFERENT STATE TO APPLY. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict constructionwill be applied against any party

f. If any provision or condition of this Agreement is held to be invalid or unenforceable by any court, or regulatory or self-regulatory agency or body, the validity of the remaining provisions and conditions will not be affected and this Agreement will be carried out asif any such invalid or unenforceable provision or condition were not included in the Agreement.

g. This Agreement sets forth the entire agreement between the parties with respect tothe subject matter hereof and supersedes any prior agreement relating to the subject matter herein.The Agreement may not be modified or amended except by written agreement.

h. This Agreement may be executed in multiple counterparts and by facsimile or electronic means, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

DALMORE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CLIENT: Cityfunds I, LLC

DocuSigned by:

By John Green

23CFDE89E6F249D...

Name: John Green
Its: Managing Member

Dalmore Group, LLC:

DocuSigned by:

By

CB1844BE304A4B8...

Name: Etan Butler
Its: Chairman

DALMORE

Exhibit A

Services:

i. Review Investor information, including KYC (Know Your Customer) data, AML (Anti-Money Laundering), OFAC compliance background checks (it being understood that KYC and AML processes may be provided by aqualified third party);
ii. Review each Investor's subscription agreement to confirm such Investor's participation in the Offering, and provide confirmation of completion of such subscription documents to Client;
iii. Contact and/or notify the issuer, if needed, to gather additional information or clarification on an Investor;
iv. Keep Investor information and data confidential and not disclose to any third-party exceptasrequired by regulatory agencies or in our performance under this Agreement (e.g. as neededfor AML and background checks);
v. Coordinate with third party providers to ensure adequate review and compliance;
vi. Provide, or coordinate the provision by a third party, of an "invest now" payment processing mechanism, including connection to a qualified escrow agent.

THE DALMORE GROUP

January 14, 2022

Cityfunds I, LLC
2512 Boll Street
Dallas, TX 75204

Attention: John Green, Managing Member

Re: **Secondary Market Transactions Engagement Letter** (this "**Letter Agreement**")

Dear John:

This letter confirms the agreement between Dalmore Group, LLC, a registered broker-dealer and member of the Financial Industry Regulatory Authority, Inc. ("**FINRA**") and the Securities Industry Protection Corporation ("**SIPC**"), (**"Dalmore"** or **"we"** or **"us"**) and Cityfunds I, LLC (the "**Issuer"** or **"you"**) as follows:

1. ***Engagement.*** The Issuer engages Dalmore to act as your exclusive representative/agent for the proposed private transactions (each individually, a **"Transaction"** and collectively, the "**Transactions**") of secondary sales of your securities (the **"Securities"**) on the PPEX ATS operated by North Capital Private Securities ("**NCPS**"), and we accept this engagement upon the terms and conditions set forth in this Letter Agreement.

During the term of our engagement, we will, as appropriate to the Transactions:

- consult with you and NCPS in planning and implementing the flow of Transactions;
- assist you in preparing any transaction materials (the "**Transaction Materials**") we mutually agree are beneficial or necessary to the consummation of a Transaction, including, but not limited to, new account set up requirements and customer agreements;
- act as agent on your customers' behalf in order to help execute the Transactions on the PPEX ATS and facilitate the settlement of such transactions;
- review and approve each Transaction; and
- assist counterparties to the Transactions with execution of secondary market trades in the Securities.

You acknowledge and agree that our engagement pursuant to this Letter Agreement is not an agreement by us or any of our affiliates to underwrite or purchase any Securities or otherwise provide any financing, nor an agreement by you to issue and sell any Securities. We may decline to participate in or approve a Transaction if we reasonably determine that the Transaction is deemed to be unsuitable or has become impractical or undesirable.

2. ***Fee.*** For our services, you agree that Dalmore shall receive:

- a non-refundable retainer fee of $**0**, payable upon execution of this agreement; and

THE DALMORE GROUP

- a commission of two percent (**2**%) of the gross proceeds (1% from the buyer and 1% from the seller involved in a Transaction) received related to sales of the Securities payable to a commission account that will be established by Dalmore at the designated paying agent used by the Issuer or directly by ACH or wire transfer of immediately available funds after each Transaction closing on a daily basis that will be initiated by the Issuer in agreement with Dalmore. For avoidance of doubt, the fee shall not be payable in the event a closing of a Transaction does not occur.

3. ***Indemnification and Contribution.*** Annex A is hereby incorporated into this Letter Agreement by reference thereto and made a part hereof this Letter Agreement.

4. ***Representations, Warranties and Agreements of the Issuer.*** You represent and warrant to, and agree with us, that:

(a) the Securities will be sold in compliance with the requirements for exemptions from registration or qualification of, and otherwise in accordance with, all federal and state securities laws and regulations;

(b) you are duly organized and validly existing under the laws of your jurisdiction of formation and have the requisite power and authority to conduct business as described in the Transaction Materials;

(c) the execution and delivery of this Letter Agreement, and the performance of services and satisfaction of obligations hereunder, shall not constitute or give rise to (i) a violation of any obligations of you under your constituent documents, or (ii) a violation or breach by you or any of your employees, directors, officers, constituent partners, managers, members, or affiliate of such (collectively, "**Related Persons**") of applicable law, any applicable contract, or any rule of a self-regulatory agency or any court order or judgment;

(d) there is no pending or, to the best of your knowledge, threatened action, suit or proceeding before or by any court or other governmental body to which you or any Related Persons is (or might become) a party, or to which any of its assets are (or might be) subject, that could reasonably be expected to result in any material adverse change in the condition (financial or otherwise), business or prospects of you;

(e) you agree to be responsible for the accuracy and completeness of any Transaction Materials to the extent of federal securities laws applicable to a Transaction or the Transactions. You agree to notify us promptly of any material adverse changes, or development that may lead to any material adverse change, in your business, properties, operations, financial condition or prospects and concerning any statement contained in any Transaction Material, or in any other information provided to us, which is not accurate or which is incomplete or misleading in any material respect;

(f) you will make available to us such documents and other information which we reasonably deem appropriate and will provide us with access to your officers, directors, employees, accountants, counsel and other representatives; it being understood that we will rely solely upon such information supplied by you and your representatives without assuming any responsibility for independent investigation or verification thereof;

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(g) you will work to ensure a proper form of sale proceeds related to the Transactions; and

(h) upon a successful closing of a Transaction, you will assist in ensuring the proper registration/re-registration of the Securities via your transfer agent.

5. ***Other Matters Relating to Our Engagement.*** You acknowledge that you have retained us solely to provide the services to you as set forth in this Letter Agreement. In rendering such services, we will act as an independent contractor. You acknowledge and agree that: (i) the primary role of Dalmore, as agent, is in an arms-length commercial transaction between you and Dalmore and Dalmore has financial and other interests that may differ from your interests (ii) Dalmore is not acting as a financial advisor or fiduciary to you or any other person or entity and has not assumed any advisory or fiduciary responsibility to you with respect to the Transactions contemplated hereby and the discussions, undertakings and proceedings leading thereto (irrespective of whether Dalmore has provided other services or is currently providing other services to you on other matters) (iii) the only obligations Dalmore has to you with respect to the Transactions contemplated hereby expressly are set forth in this Letter Agreement and (iv) you have consulted your own legal, accounting, tax, financial and other advisors, as applicable, to the extent you deem appropriate in connection with the Transactions contemplated herein.

6. ***Termination.*** You or we may terminate our engagement under this Letter Agreement, with or without cause, upon ten days' written notice to the other party. The fee, indemnity, contribution and exculpation, your representations, warranties and agreements, and miscellaneous provisions of this agreement (including Annex A) will survive any termination of our engagement under this Letter Agreement.

7. ***Miscellaneous.*** This Letter Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this agreement or the negotiation, execution or performance of this agreement, will be governed by and construed in accordance with the laws of the State of New York. ALL PARTIES TO THIS AGREEMENT ARE GIVING UP THE RIGHT TO SUE EACH OTHER IN COURT, INCLUDING THE RIGHT TO A TRIAL BY JURY, EXCEPT AS PROVIDED BY THE RULES OF THE ARBITRATION FORUM IN WHICH A CLAIM IS FILED. Arbitration awards are generally final and binding; a party's ability to have a court reverse or modify an arbitration award is very limited. The ability of the parties to obtain documents, witness statements and other discovery is generally more limited in arbitration than in court proceedings. The arbitrators do not have to explain the reason(s) for their award unless, in an eligible case, a joint request for an explained decision has been submitted by all parties to the panel at least 20 days prior to the first scheduled hearing date. The panel of arbitrators will typically include a minority of arbitrators who were or are affiliated with the securities industry. The rules of some arbitration forums may impose time limits for bringing a claim in arbitration. In some cases, a claim that is ineligible for arbitration may be brought in court. The rules of the arbitration forum in which the claim is filed, and any amendments thereto, shall be incorporated into this agreement. The parties agree that all controversies that may arise among you and us, their respective affiliates, and their respective officers, directors, employees, agents or representatives concerning the Transaction or the construction, performance, or breach of this or any other agreement between the parties pertaining to securities and other property, whether entered into prior, on or subsequent to the date hereof, shall be determined by arbitration. The award of the arbitrators, or the majority of them, shall be final, and judgment upon the award rendered may be entered in any court, state or federal, having jurisdiction. This agreement embodies the entire agreement and understanding between you and us and supersedes all prior agreements and understandings relating to the subject matter of this agreement. This agreement may be executed in any number of counterparts. The invalidity or unenforceability of any provision of this agreement will not affect the validity or enforceability of any other provisions of this agreement, which will remain in full force and effect. You and us will endeavor in good faith negotiations to replace the invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to

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that of the invalid or unenforceable provisions. This agreement is solely for the benefit of the you and us, and no other person (other than the Indemnified Persons set forth in Annex A hereto) will acquire or have any rights by virtue of this agreement.

Please confirm that the foregoing correctly and completely sets forth our understanding by signing and returning to us the enclosed duplicate of this engagement agreement.

Sincerely,

DALMORE GROUP LLC

DocuSigned by:

By ______________________________

CB1844BE304A4B8...

Etan Butler
Chairman

Agreed and accepted as of the date first above written.

Cityfunds I, LLC

DocuSigned by:

By John Green

23CFDE89E6F249D...

John Green
Managing Member

THE DALMORE GROUP

Annex A to Engagement Letter

You agree to (i) indemnify and hold harmless us, our affiliates (within the meaning of the Securities Act of 1933), and each of our respective partners, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933) (each of Dalmore and such other person or entity is hereinafter referred to as an **"Indemnified Person"**), from and against any losses, claims, damages, liabilities and expenses, joint or several, and all actions, inquiries, proceedings and investigations in respect thereof, to which any Indemnified Person may become subject arising out of or in connection with our engagement or any matter referred to in the agreement to which this Annex A is attached and of which this Annex A forms a part (the **"Agreement"**), regardless of whether any of such Indemnified Persons is a party thereto, and (ii) periodically reimburse an Indemnified Person for such person's legal and other expenses as may be incurred in connection with investigating, preparing, defending, paying, settling or compromising any such action, inquiry, proceeding or investigation, whether or not such action, inquiry, proceeding or investigation is initiated or brought by you, your creditors or stockholders, or any other person. You are not responsible under clause (i) of the foregoing sentence for any losses, claims, damages, liabilities or expenses to the extent that such loss, claim, damage, liability or expense has been finally judicially determined to have resulted primarily and directly from actions taken or omitted to be taken by such Indemnified Person due to such person's gross negligence or willful misconduct. To the extent that any prior payment you made to an Indemnified Person is determined to have been improper by reason of such Indemnified Person's gross negligence or willful misconduct, such Indemnified Person will promptly pay you such amount.

If the indemnity or reimbursement referred to above is, for any reason whatsoever, unenforceable, unavailable or otherwise insufficient to hold each Indemnified Person harmless, you agree to pay to or on behalf of each Indemnified Person contributions for losses, claims, damages, liabilities or expenses so that each Indemnified Person ultimately bears only a portion of such losses, claims, damages, liabilities or expenses as is appropriate (i) to reflect the relative benefits received by each such Indemnified Person, respectively, on the one hand and you and your stockholders on the other hand in connection with the Transaction or Sale, or (ii) if the allocation on that basis is not permitted by applicable law, to reflect not only the relative benefits referred to in clause (i) above, but also the relative fault of each such Indemnified Person, respectively, and you as well as any other relevant equitable considerations; *provided, however,* that in no event will the aggregate contribution of all Indemnified Persons to all losses, claims, expenses, damages, liabilities or expenses in connection with any Transaction or Sale exceed the amount of the fee actually received by us pursuant to the Agreement. The respective relative benefits received by us and you in connection with any Transaction or Sale will be deemed to be in the same proportion as the aggregate fee paid or proposed to be paid to Dalmore in connection with the Transaction or Sale bears to the aggregate consideration paid or proposed to be paid in the Transaction or Sale, whether or not consummated.

Promptly after its receipt of notice of the commencement of any action or proceeding, any Indemnified Person will, if a claim in respect thereof is to be made against you pursuant to this letter, notify you in writing of the commencement thereof; but omission so to notify you will not relieve you from any liability which you may have to any Indemnified Person, except your obligation to indemnify for losses, claims, damages, liabilities or expenses to the extent that you suffer actual prejudice as a result of such failure, but will not relieve you from your obligation to provide reimbursement of expenses and any liability which you may have to an Indemnified Person otherwise than hereunder. If you so elect, you may assume the defense of such action or proceeding in a timely manner, including the employment of counsel (reasonably satisfactory to us) and payment of expenses, *provided* you permit an Indemnified Person and counsel retained by an Indemnified Person at its expense to participate in such defense. Notwithstanding the foregoing, in the event (i) you fail promptly to assume the defense and employ counsel reasonably satisfactory to us, or (ii) the Indemnified Person has been advised by counsel that there exist actual or potential conflicting interests between you or your counsel and such Indemnified Person, an Indemnified Person may employ separate counsel (in addition to any local counsel) to represent or defend such Indemnified Person in such action or proceeding, and you agree to pay the fees and disbursements of such separate counsel as incurred; *provided however*, that you will not, in connection with

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any one such action or proceeding, or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for fees and expenses of more than one separate firm of attorneys (in addition to any local counsel).

You will not, without our prior written consent, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought under the Agreement, unless such settlement, compromise or consent includes an express, complete and unconditional release of us and each other Indemnified Person from all liability and obligations arising therefrom. Without your prior written consent, which will not be unreasonably withheld, delayed or conditioned, no Indemnified Person will settle or compromise any claim for which indemnification or contribution may be sought hereunder. Notwithstanding the foregoing sentence, if at any time an Indemnified Person requests that you reimburse the Indemnified Person for fees and expenses as provided in the Agreement, you agree that you will be liable for any settlement of any proceeding effected without your prior written consent if (i) such settlement is entered into more than 30 days after receipt by you of the request for reimbursement, and (ii) you will not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement.

You also agree that no Indemnified Person will have any liability (whether in contract, tort or otherwise) to you or your affiliates, directors, officers, employees, agents, creditors or stockholders, directly or indirectly, related to or arising out of the Agreement or the services performed thereunder, except losses, claims, damages, liabilities and expenses you incur which have been finally judicially determined to have resulted primarily and directly from actions taken or omitted to be taken by such Indemnified Person due to such person’s gross negligence or willful misconduct. In no event, regardless of the legal theory advanced, will any Indemnified Person be liable for any consequential, indirect, incidental, special or punitive damages of any nature. Your indemnification, reimbursement, exculpation and contribution obligations in this Annex A will be in addition to any rights that any Indemnified Person may have at common law or otherwise.

You understand that in the event that you reimburse Dalmore pursuant to this Annex A for the fees and expenses of its counsel, such reimbursement will be made on the basis of counsel's generally applicable rates, which may be higher than the rates that counsel charges Dalmore for other matters based on arrangements that it has entered into with such counsel.

Capitalized terms used, but not defined in this Annex A, have the meanings assigned to such terms in the Agreement.